Corporate Supply Agreement

This Agreement is made on and as of the 31st day of March, 1997 by and between Sun Microsystems, Inc. a Delaware corporation, with offices at 2550 Garcia Ave., Mountain View, CA 94043 (herein "Sun") and Network Peripherals, Inc., a California corporation, with offices at 1371 McCarthy Boulevard, Milpitas, CA 95035 (herein "Supplier").

WHEREAS Supplier is a seller of certain component parts, materials or finished goods, and

WHEREAS  Sun  is  a  manufacturer  of  computing   devices  and  platforms  that
incorporate such component parts, materials and finished products, and

WHEREAS Sun and Supplier desire to establish and agree upon a set of terms and conditions that will apply to the purchase of Supplier's products by Sun.

NOW THEREFORE in consideration of the mutual promises and undertakings of the parties hereto the parties agree as follows:

1.   Definitions:

     Award Letter shall mean that document delivered by Sun to, and accepted by, Supplier setting out the particular commitments of the parties with respect to specific Products, prices, Product Leadtimes, and other terms relative to the purchase of specific Products, but shall not constitute a contract for the purchase of any particular quantity of Product.

     Leadtime shall mean the number of days, or fractions thereof, from placement of a Purchase Release to the date of delivery to the F.O.B. point. Leadtimes shall be set out in the Award Letter.

     Notice shall mean the giving of notice in the following manner: notices or communications made in writing and hand delivered, or sent by registered mail return receipt requested, or sent by overnight courier service to the receiving party at the address specified in the Award Letter, or such other address as a party may specify.

     Product(s) shall mean those component parts, materials or finished goods offered for sale by Supplier and as further described in the Award Letter.

     Purchase Release shall mean an offer from Sun received by Supplier, whether in written or other form, or in electronic form pursuant to Exhibit 1, attached hereto and incorporated herein, to purchase or schedule delivery of a particular amount of Products. The Purchase Release shall specify the relevant information such as quantity, price and proposed delivery dates of the Products. When acknowledgement of receipt and acceptance thereof is made by Supplier the Purchase Release shall be deemed a commitment to purchase and sell the Products pursuant to the terms of this Agreement and the Purchase Release.

     Specifications  shall  mean  the  applicable  product   specifications  for
     Products, which may be changed from time to time by written agreement of the parties, as set out in the Award Letter.

2. Purchase Of Product(s): This Agreement does not constitute a contract to purchase any quantity of Products from Supplier. In the event that Sun elects to purchase Products from Supplier Sun shall issue and deliver to Supplier an Award Letter and subsequent Purchase Releases. Supplier shall accept Sun's Purchase Releases to the extent that such Purchase Releases are consistent with Sun's forecast and Leadtimes as set out in the Award Letter. The parties agree that Purchase Releases therefor may be issued and shall be deemed received in the manner provided in Exhibit 1.

3. * "Confidential portion has been omitted and filed separately with the Commission."

4. Payment Terms: Sun shall make payment to Supplier in the manner and at the times set out in the Award Letter.

5. Delivery: Unless otherwise set out in the Award Letter delivery shall be * "Confidential portion has been omitted and filed separately with the Commission.".

6. Cancellation/Rescheduling: * "Confidential portion has been omitted and filed separately with the Commission."

7. Upside Support: When requested by Sun from time to time, Supplier shall use best efforts to sell and deliver to Sun Product(s) (i) in excess of the then latest forecast or (ii) at an accelerated delivery schedule (collectively "Upside Support"). The particulars of Supplier's obligation to provide Upside Support shall be set out in the Award Letter.

8. * "Confidential portion has been omitted and filed separately with the Commission."

9. Product Discontinuance: Supplier shall provide Sun with * "Confidential portion has been omitted and filed separately with the Commission." written notice prior to discontinuing the manufacture or sale of a Product.

10. * "Confidential portion has been omitted and filed separately with the Commission."

11. * "Confidential portion has been omitted and filed separately with the Commission."

12. * "Confidential portion has been omitted and filed separately with the Commission."

13.  Confidential Information:

     13.1. "Confidential Information" means information of a party, which information is conspicuously marked with "Confidential". or "Proprietary" or other similar legend. If Confidential Information is orally disclosed it shall be identified as such at the time of disclosure and a brief written description and confirmation of the confidential nature of the information shall be sent to the recipient within thirty (30) days after the disclosure. Quantities, schedules and pricing shall be considered Confidential Information hereunder whether disclosed orally or in writing, or whether or not marked "Confidential" or "Proprietary".

     13.2. The receiving party shall protect the confidentiality and secrecy of such Confidential Information and shall prevent any improper disclosure or use thereof by its employees, agents, contractors or consultants, in the same manner and with the same degree of care (but in no event less than a reasonable degree of care) as it uses in protecting its own information of a confidential nature for a period of three (3) years from the date of such disclosure.

     13.3. Confidential Information does not include information that: (a) was in the possession of, or was known by, the receiving party prior to its receipt from the disclosing party, without an obligation to maintain its confidentiality; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the receiving party from a third party, without an obligation to keep such information confidential; or (d) is independently developed by the receiving party without use of Information.

     13.4. Each party understands that the party receiving Confidential Information may now or in the future be developing proprietary information internally, or receiving proprietary information from third parties in confidence that may be similar to disclosed Confidential Information. Nothing in this Agreement shall be construed as a representation or inference that the receiving party will not develop products, for itself or others, that compete with the products, processes, systems or methods contemplated by disclosed Confidential Information.

14. Subsidiaries: All current and future subsidiaries of Sun Microsystems, Inc., and contractors of Sun, designated by Sun, may purchase Product pursuant to this Agreement.

15. Compliance with Law: Supplier shall comply with all laws applicable to the manufacture and sale of the Products, including, by way of example and not limitation, Executive Order 11246 as amended by Executive Order 11375 (non-discrimination in employment) and the U.S. Clean Air Act of 1990. Supplier shall use reasonable efforts to give Sun as much notice as is practicable in the event Supplier uses ozone depleting chemicals in the manufacture of the Products. Sun reserves the right to reject any Products manufactured utilizing or containing such materials if Sun has not previously been notified of the same.

16. Attorney's Fees: In the event of any litigation arising out of this Agreement or its enforcement by either party, the prevailing party shall be entitled to recover as part of any judgement, reasonable attorneys' fees and court costs.

17. Integration: This Agreement and, when awarded, the Award Letter, constitute the entire agreement between Supplier and Sun relating to the subject matter hereof and: (i) supersede all prior or contemporaneous oral or written communications, proposals and representations with respect to its subject matter; and (ii) prevail over any conflicting or additional terms of any quote, the preprinted terms of any Purchase Release or acknowledgement, or similar communication between the parties during the term of this Agreement. No modification to this Agreement will be binding unless in writing and signed by a duly authorized representative of each party.

18. Invalidity: In the event any one or more of the provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

19. Survival of Terms: The parties further agree that the rights and obligations set forth in Sections 8, 9, 10, 11, 12, and 13 shall survive the termination of this Agreement for any reason and enforcement thereof pursuant to this Section shall not be subject to any conditions precedent.

IN WITNESS WHEREOF the parties have set their hand on and as of the day and date first set out above.

SUN MICROSYSTEMS, INC.                             NETWORK PERIPHERALS, INC.

_____________________________                      _____________________________
           By                                                 By

_____________________________                      _____________________________
          Name                                               Name

_____________________________                      _____________________________
          Title                                             Title

_____________________________                      _____________________________
          Date                                              Date

                                    EXHIBIT 1
                           ELECTRONIC DATA INTERCHANGE
                                   (EDI) TERMS

1.       Definitions:

         1.1      "EDI" means electronic data interchange.

         1.2 "Adopted Format" is the accepted method for the interchange of Documents under this Agreement based on the EDIFACT, ANSI ASC X12 OR CII standards for the presentation and structuring of the electronic transmission of Documents, or other such format as may be agreed to in writing by the parties.

         1.3 "Document" is data structured in accordance with the Adopted Format and transmitted electronically between the parties.

2.       Prerequisites:

         2.1 Documents, Standards. Each party may electronically transmit to or receive from the other party any Document which the parties have mutually agreed to Test. The content of Test Documents will be considered "dummy" data unless otherwise agreed to by the parties. All documents which are intended to evidence a transaction shall be transmitted in accordance with the Adopted Format.

         2.2 Providers. Documents will be transmitted electronically to each party through any Provider with which either party may contract and/or the Internet. The Provider for each party shall be communicated to the other party. Either party may change its designated Provider upon thirty (30) days prior written notice to the other party. Each party shall be responsible for the costs of any Provider with which it contracts.

         2.3 System Operations. Each party, at its own expense, shall provide and maintain the equipment, software, services and testing necessary to effectively and reliably transmit and receive Documents.

         If Provider is down and this prevents either party from meeting the pickup or delivery frequency agreed to, that party must notify the other party the same day.

         2.4 Security Procedures. Each party shall use security procedures which are reasonably anticipated to: (a) ensure that all transmissions of Documents are authorized and (b) protect its business records and data from improper access.

         2.5 Signatures. Each party may adopt as its signature an electronic identification consisting of symbol(s) or code(s) which are to be affixed to or contained in each Document transmitted by such party ("Signatures"). Each party agrees that any Signature of such party affixed to or contained in any transmitted Document shall be sufficient to verify such party originated such Document. Neither party shall disclose to any unauthorized person the Signatures of the other party.

3.       Transmissions.

         3.1 Proper Receipt. Documents shall not be deemed to have been properly received, and no Document shall give rise to any obligation, until accessible to the receiving party at such party's electronic mailbox.

         3.2 Verification. Upon receipt of any Document, the receiving party shall promptly and properly transmit a functional acknowledgement in return within one (1) business day after receipt of a Document.

         3.3 Acceptance. If a transmitted document requires acceptance by the receiving party, any such Document which has been properly received shall not give rise to any obligation unless and until the party initially transmitting such Document has properly received in return an acceptance Document.

         3.4 Garbled Transmissions. If any document is received in an unintelligible or garbled form, or otherwise contains evidence of faulty transmission, the receiving party shall promptly notify the originating party (if identifiable from the received Document) in a reasonable manner. In the absence of such notice, the originating party's records of the contents of such Document shall control.

         3.5 Erroneous Transmissions. If either party receives a Document from the other party which differs from the applicable terms and conditions, (e.g. an order with a price, quantity or schedule different than that mutually agreed upon), the receiving party shall promptly contact the sending party to confirm the accuracy of the Document.

4.       Transaction Terms.

         4.1 Order Placement. Each Purchase Release electronically transmitted shall reference the Sun Purchase Release number, and the Sun EDI number.

         4.2 Validity, Enforceability. The parties acknowledge their mutual intent to create binding purchase, sale and payment obligations by means of electronic transmission and receipt of Documents specifying certain of the applicable terms. During the term of the Agreement, all obligations concerning the delivery of such Documents in written form may be satisfied by a transmission pursuant to the terms of this Exhibit. However, either party shall have the option, at its discretion, to transmit Documents in written form to other party.

         Any Document properly transmitted pursuant to these terms shall be deemed ("Signed Documents") and shall be considered, in connection with any transaction, to be a "writing" or "in writing" and to have been "signed" and to constitute an "original" when printed from electronic files or records established and maintained in the normal course of business.

         The parties agree that the provisions of the Uniform  Commercial  Code,
         Section 2-201 ("Formal Requirements: Statue of Frauds"), shall not apply to Documents covered by this Exhibit since hard copies of Documents will not be issued and the parties further agree that said Documents shall be deemed to satisfy any statutory or legal formalities requiring that agreements be in writing, including, but not limited to the Statute of Fraud.

         The conduct of the parties pursuant to this Exhibit, including the use of Signed Documents properly transmitted, shall, for all legal purposes, evidence a course of dealing an a course of performance accepted by the parties in furtherance of this Agreement and Document.

         The parties agree not contest the validity or enforceability of Signed Documents under the provisions of any applicable law relating to whether certain agreements be in writing or signed by the party to be bound thereby. Signed Documents, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party shall contest the admissibility of copies of Signed Documents under either the business records exception to the hearsay rule or the best evidence rule on the basis that the Signed Documents were not originated or maintained in documentary form.

                                  Award Letter


March 27, 1997


Mark Wolter
Network Peripherals, Inc.
1371 McCarthy Boulevard
Milpitas, CA 95035

Dear Mark,

Sun is pleased to notify you that Network Peripherals, Inc. ("Supplier") has been selected as a supplier of FDDI PCI products ("Product") subject to your agreement to the following terms ("Agreement"):

1. Pricing: Product descriptions and pricing are set forth in Exhibit A attached hereto.

     Prices are exclusive of freight and taxes.

     Currency: U.S. dollars.

2. Forecast: Sun shall use its reasonable efforts to provide Supplier with a six (6) month rolling forecast of its intended purchases updated quarterly. Such forecast is for Supplier's convenience only and shall in no way create an obligation on Sun's part to meet such forecast.

3. Leadtime: * "Confidential portion has been omitted and filed separately with the Commission."

4.   Payment  Terms:  *  "Confidential   portion  has  been  omitted  and  filed
     separately with the Commission."

5. Shipping Point: * "Confidential portion has been omitted and filed separately with the Commission."

6.   Rescheduling:

     Sun may reschedule delivery of all or part of any purchase order, at no charge, to a date after the agreed delivery date as follows:

     Notice                Maximum Reschedule Period         Maximum Reschedules

     0-30 days             *  "Confidential  portion has been  omitted and filed
                           separately   with   the   Commission."
     30+  days             *  "Confidential  portion has been  omitted and filed
                           separately with the Commission."

     "Confidential portion has been omitted and filed separately with the Commission."

7.   Cancellation:

     * "Confidential portion has been omitted and filed separately with the Commission."

8. Upside Support: "Upside" is defined as the maximum percentage increase set forth below beyond Sun's requirements for the current quarter which Supplier commits to manufacture and deliver to Sun, upon Sun's written request, at no additional cost to Sun, within the timeframe indicated after such request.

     Notice         Maximum % Increase

     8+ weeks       *   "Confidential   portion  has  been   omitted  and  filed
                    separately with the  Commission."
     6-8 weeks      *   "Confidential   portion  has  been   omitted  and  filed
                    separately with the  Commission."
     4-6 weeks      *   "Confidential   portion  has  been   omitted  and  filed
                    separately with the  Commission."
     0-4 weeks      *   "Confidential   portion  has  been   omitted  and  filed
                    separately with the Commission."

9. Extraordinary Transportation for Late Deliveries: If it should be reasonably expected that a shipment of Product will not be delivered on the agreed delivery date, upon Sun's request Supplier shall, at its expense, use any extraordinary transportation to deliver Product at the earliest possible date.

10. Quality: Supplier shall deliver Product(s) which conforms to (Sun/Supplier)'s specifications ("Product Specification(s)") attached as Exhibit D and shall comply with Supplier's Quality Program attached hereto as Exhibit C. The quantity of Product(s) which fails to conform to the Product Specification at the time of delivery to Sun or during the term of the warranty shall not exceed the following Defects Per Million ("DPW) levels set forth in Exhibit C.

     Sun shall not be required to accept any Product which is not qualified by Sun for use in Sun's products.

11. Warranty: The warranty period is * "Confidential portion has been omitted and filed separately with the Commission." from the date of Sun's acceptance of Product.

12. Customer Support: During the term of this Agreement, and thereafter for the period of time set out in Exhibit B, Supplier will provide warranty and non-warranty customer service and support for Product as set forth in Exhibit B, attached hereto.

13.  Manufacturing Rights:

     * "Confidential portion has been omitted and filed separately with the Commission."

14. Notices: Sun and Supplier shall each assign an individual to administer this Agreement throughout its term.

     Sun's Administrator shall be:            Supplier's Administrator shall be:

     Debra Rossebo                            Mark Wolter
     Sun Microsystems, Inc.,                  Network Peripherals, Inc.
     2550 Garcia Avenue (mailing address),    1371 McCarthy Boulevard
     M/S UMPK14-309                           Milpitas, CA 95035
     Mountain View, CA 94043                  Ph: (408) 321-7399
     Ph: (415) 786-5634                       Fax: (408) 321-9218
     Fax: (415) 786-6981

     Each party shall inform the Administrator of the other in writing of a change of Administrator or such Administrator's address or telephone number.

15. Survival of Terms: The parties further agree that the rights and obligations set forth in Sections 11, 12 and 13 and Exhibits B and C shall survive the termination of this Agreement for any reason and enforcement thereof pursuant to this Section shall not be subject to any conditions precedent.

16. Exhibits: The following is the list of Exhibits and Attachments which are attached hereto and incorporated herein by this reference as if set forth in full:

     Exhibit A      -              Product Description & Pricing
     Exhibit A-1    -              Unique and Long Lead Time Materials
     Exhibit B      -              Customer Support Provisions
     Exhibit C      -              Supplier's Quality Program
     Exhibit D      -              Product Specification

Please indicate your agreement to these terms by signing both copies in the space provided below and returning to my attention. Upon execution of this Agreement by Sun I will return an original to you. Thank you.

Sincerely,


Debra Rossebo
Commodity Manager

Sun Microsystems, Inc.                             Network Peripherals, Inc.

_____________________________                      _____________________________
           By                                                 By

_____________________________                      _____________________________
          Name                                               Name

_____________________________                      _____________________________
          Title                                             Title

_____________________________                      _____________________________
          Date                                              Date

                                    EXHIBIT A
                          Product Description & Pricing


* "Confidential portion has been omitted and filed separately with the Commission."

                                   EXHIBIT A-1
                       Unique and Long Lead Time Materials


* "Confidential portion has been omitted and filed separately with the Commission."

                                    Exhibit B
                           Customer Support Provisions


* "Confidential portion has been omitted and filed separately with the Commission."

                                   Exhibit B-1
                          Supplier's Repair Facilities


* "Confidential portion has been omitted and filed separately with the Commission."

                                   Exhibit B-2
                          Sun's Repair Depots and TPMs


* "Confidential portion has been omitted and filed separately with the Commission."

                                   Exhibit B-3
                             Out of Warranty Repair


* "Confidential portion has been omitted and filed separately with the Commission."

                                   Exhibit B-4
                                   NTF Charges


* "Confidential portion has been omitted and filed separately with the Commission."

                                    EXHIBIT C
                           SUPPLIER'S QUALITY PROGRAM

1.0      Purpose

         This Exhibit defines Sun's requirements for NP's ("Supplier's") quality program ("Quality Program") and Supplier's responsibilities for manufacturing, inspecting, testing and supplying production Product(s) to Sun. Additional Customer Support requirements are set forth in Exhibit C-1 attached hereto.

2.0      Scope

         This Exhibit describes Sun's requirements for the Quality Program for the manufacture of Product(s) for Sun. The term "quality" as used herein means conformance to the following applicable Product
         Specifications:

         Product Specifications Title          Dated            Sun Part No.

         Exhibit A: SunFDDI SBus Adapter       N/A              N/A
         4.0 Product Specifications

         which are attached hereto and incorporated herein by this reference. Supplier shall address any concerns regarding requirements of the Quality Program with the designated Sun supplier representatives.

         2.1      Objective

                  Sun's objective is to achieve "ship to stock" status for all Products shipped to Sun as a result of Supplier consistently meeting the Quality Program defined in this Exhibit.

         2.2      Applicable Documents

                  Sun's Product Specification
                  Supplier's Product Specification
                  MIL-STD-105E
                  MIL-HDBK-217E (or equivalent)
                  Supplier Scorecard Procedure
                  IS0 9000

3.0      Precedence of Documents

         In the event of a conflict between the terms and conditions of this Agreement, Sun's Product Specification, and this Exhibit C, the order of precedence shall be as follows:

         (1) this Agreement,  (2) Sun's Product Specification,  (3) this Exhibit
         C.

4.0      Supplier Process Requirements

         Supplier shall adhere to a quality/manufacturing plan (including a data collection/tracking/reporting system) ("the Process"), that will ensure compliance with the requirements of the terms and conditions of this Agreement and ISO 9000. The Process and procedures developed by Supplier shall be documented. Sun will review this Process during the Process Certification period (see Section 5.5 of this Exhibit).

         Supplier is solely responsible for the quality of Product(s) and/or components procured or manufactured for Sun. Approval of Supplier's Process by Sun does not relieve Supplier of this responsibility.

                                        1
February 15, 1995 - Exhibit C - Generic                November 27, 1995  ff
Document, Rev. D                                       Network Peripherals, Inc.

         4.1      Process Flow Charts

                  Supplier shall provide a general process flowchart for the Product(s) and major subassemblies as agreed to by both parties and shall identify all assembly, test, and inspection subprocesses.

         4.2      Data Collection Systems

                  The Data Collection System will show where failure data is collected and detailed process yield targets. Supplier shall provide on-going reports of current yields at Sun's option. This will be reviewed during the Process Certification.

         4.3      Control of Purchases

                  The Supplier will have a Quality Program that provides a reliable means of determining the quality and reliability levels of all purchased supplies, material, and components used in the manufacture of Product(s).

                  In the event Supplier desires to change the vendor or selected source of a component used in the manufacturing of Product(s), Supplier shall collect quality/evaluation data to support and justify the change (data must show that quality levels are sustained and/or improved). The quality data will be made available to Sun upon request. Section 4.6 below details what source changes require prior notification.

                  In the event that a problem is identified in the availability or quality of purchased supplies, materials or components used in the manufacture of Product(s), upon Sun's request, Supplier agrees to permit Sun to participate in the development of a corrective action plan, which may include Sun personnel accompanying Supplier's person I to vendor sites to perform process and design audits and view corrective actions.

         4.4      Defect Free Program/Corrective Actions

                  Sun's goal is to receive Product(s) that are defect free. Supplier shall document and implement a defect free program as part of the Process which constantly reduces the defect rate of its Product(s) to a level which achieves zero defects. Sun shall not be obligated to accept any defective Product(s) shipped by Supplier.

                  Supplier will establish a program to ensure the performance of effective corrective actions. This program will be based upon information derived from failure reporting and analysis and will ensure that parts, components or assemblies are corrected so as to properly perform their intended function.

                  Supplier shall maintain records of corrective actions indicating the frequency of defect during fabrication of Product(s), the proposed corrective change in process, evaluation of its effectiveness. and an effective date for implementation. Such records are subject to review by Sun

         4.5      Changes in Manufacturing Process

                  In the event that Supplier desires to change the fundamental manufacturing process in such a way as to affect the mechanical fit, electrical performance, serviceability, or safety requirements of such Products. Supplier shall notify Sun in writing within a reasonable period (no less than thirty
                  (30) days) prior to the effective date of the proposed change. Examples of changes which require notification include, but are not limited to, the following:

                                        2
February 15, 1995 - Exhibit C - Generic                November 27, 1995  ff
Document, Rev. D                                       Network Peripherals, Inc.

                  o         Changes in major test equipment

                  o         Changes in burn-in time or environment

                  o         Change in manufacturing facility locations

                  Supplier agrees to provide verbal notification to the appropriate Sun Supplier Engineer of all other process changes which do not affect form, fit, function, serviceability or safety.

                  Supplier shall implement such changes in the process only if collected quality/evaluation data verifies that quality and reliability levels would be sustained and/or improved as a result of such change. The quality data will be submitted to Sun for review before implementing the change.

         4.6      Changes to Product

                  Supplier shall notify Sun in writing thirty (30) days prior to implementing any of the following types of changes to the Product(s):

                  o Any changes that affect the form, fit or function of the Product(s).
                  o         Any change of a programmed part on the Product(s).
                  o         Any change to the Product affecting clock speeds.
                  o         Any change to a custom or semi-custom I.C.
                  o Any change made to correct a problem in a Sun application, made at the request of Sun.
                  o         Any change made to the board fab.
                  o Supplier shall supply Sun copies of all ECO's affecting the Product.

         4.7      Re-Qualification

                  Major changes in manufacturing process or product construction/design will require re-qualification and/or process re-certification to the Product Specification. Sun may require, at its sole discretion. that Supplier perform reliability tests to confirm an equivalent or improved reliability of the Product(s). Supplier shall coordinate notification of planned major changes with Sun. At Sun's request. Supplier shall run a pilot production.

5.0      Product Qualification Program

         This section describes a series of reviews and tests that Supplier must accomplish during the product development and pilot build of its Product(s).

         5.1      Design Review

                  Supplier will present to Sun engineering, upon request, a comprehensive review consisting of:

                           Theory of Operation
                           Thermal Review
                           Mechanical Review
                           EMI/Safety Data
                           Environmental Test Results
                           Field Service Manual
                           Specification Performance Data

                                        3
February 15, 1995 - Exhibit C - Generic                November 27, 1995  ff
Document, Rev. D                                       Network Peripherals, Inc.

                  The Sun review team will consist of the Development Engineer and Supplier Engineer. Supplier shall submit appropriate documentation to Sun one (1) week prior to the scheduled review.

         5.2      Reliability Prediction

                  Supplier shall perform an MTMF reliability prediction in accordance with Mil-Hdbk-217D (or E) or Bell Core based on the preliminary Bill of Material. Results of the reliability prediction shall be submitted to Sun for review.

         5.3      First Prototype Shipments

                  Supplier shall submit preliminary design documents to Sun, upon request, with the first pass prototypes.

                           Electrical and mechanical drawings and Specifications Schematics
                           Bill of Material

         5.4      Second Prototype Shipments

                  "Second prototype" shipments will be used at Sun to run a reliability demonstration test. Supplier will demonstrate the reliability goal at an 80% confidence level. Supplier will start design validation testing, reliability testing, and life testing at Supplier's site prior to "second prototype" shipment.

                  Supplier is responsible for conducting and documenting a complete Design Validation Test ("DVT"). The DVT must show that the Product is capable of meeting all of Sun's specifications. (The Product Specification contains a complete listing of those specifications and the Sun reference part numbers.)

                  Supplier shall submit for Sun approval the reliability test plan to be used by Supplier to demonstrate that the MTBF meets the Product Specification.

         5.5      Process Certification

                  Sun will conduct a Process Certification Test prior to the start of Sun Production. The purpose of this test is to have Supplier demonstrate that the Manufacturing process is stable and capable of producing high quality product in volume. Required documentation will include, but not be limited to, the following:

                  o         Parts lists,  schematics.  and  mechanical  drawings
                            that  have  been  released  to   manufacturing   for
                            production build.

                  o Procedures for all phases of the production assembly and test of the Product.

                  o Demonstration that test/burn-in times am adequate to eliminate residual infant mortality.

                  o Yield and pareto data for all test and inspection points covering a sample quantity defined by Sun. Pareto, as defined herein, shall mean a list of failures. At Sun's option, a representative of Sun may be sent to Supplier's factory to observe the build.

                                        4
February 15, 1995 - Exhibit C - Generic                November 27, 1995  ff
Document, Rev. D                                       Network Peripherals, Inc.

         5.6      Pilot Run at Sun

                  As part of any new product introduction, or changes to existing Products, Sun will conduct a manufacturing pilot build. The purpose of the manufacturing pilot is to ensure manufacturability of Sun's product. During the manufacturing pilot Sun will monitor the acceptance rates of all purchased components and assemblies through the assembly and test process. Sun will determine if the minimum acceptable yields for the components have been achieved. Failure to meet the minimum yield goals could result in Sun not introducing the Product(s). If the Product(s) fail to meet the minimum pilot yield goals, Sun may, at its option, cancel this Agreement and any purchase orders issued hereunder for default Any failure occurring in the pilot build will require Supplier to perform root cause failure analysis and corrective actions. The time frames as specified in section 7.3 below are applicable for all failures.

         5.7      Acceptance Rates at Sun

                  * "Confidential portion has been omitted and filed separately with the Commission."

                                        5
February 15, 1995 - Exhibit C - Generic                November 27, 1995  ff
Document, Rev. D                                       Network Peripherals, Inc.

6.0      Supplier Audit Program

         Supplier shall perform a series of monitoring tests to ensure that its Product(s) conform to Sun's requirements. A brief description of each test requirement follows.

         6.1      On-Going Reliability Test (ORT)

                  Supplier shall conduct on-going reliability tests in accordance with mutually agreed upon criteria. The testing will be conducted at Supplier's site in a manner mutually agreed upon between the parties. The ORT test results shall be delivered to Sun on a monthly basis and shall include details of any corrective actions taken to address any ORT failure. Supplier shall report ORT failures to Sun within twenty-four
                  (24) hours.

         6.2      Outgoing Quality Audit

                  Sun and Supplier shall agree to a statistically valid method for estimating the out-going quality level of every shipment prior to delivery to Sun. Any lots not meeting the agreed upon quality level will be 100% screened by Supplier to ensure their conformance to the Product Specification.

                  At    Sun's    request,    Supplier    shall    conduct    Sun
                  application-specific process monitoring tests.

                  The purpose of this testing is to monitor the ongoing performance of manufacturing processes and product designs and to identify Supplier's manufacturing process and design problems at Supplier's site, rather than in the Sun manufacturing processes.

                  Testing will be conducted on equipment as specified by Sun. Sun shall provide procedures, equipment lists, and analysis of test results. Supplier shall set up the test, maintain the equipment, analyze the root cause of all failures and take appropriate corrective actions.

         6.3      Periodic Specification Testing (PST)

                  Supplier shall retest the Product to the full Sum Product Specification on a periodic basis to confirm ongoing performance to this specification. The specific timing of this test will be determined upon the start of production, and jointly agreed upon between the parties. Supplier shall put forward a plan, for Sun's approval, which shall not be less than once per year.

7.0      Sun Audit Programs

         After the Product(s) have been introduced to manufacturing, Sun may choose to conduct the following tests to ensure conformance to the Product Specification.

         7.1      Source Inspection

                  Sun may elect to source inspect lots prior to shipment from Supplier's factory during initial stages of production or until a reasonable confidence level has been established. Source inspection may be initiated or terminated at Sun's option. Supplier shall permit a Sun employee or representative to visit the factory to source inspect finished lots. Inspection shall be performed and lot acceptance shall be determined in accordance with a pre-agreed upon sample plan. Supplier shall assist the source inspector in unpackaging, staging, inspecting, testing, and re-packaging sample units.

                                        6
February 15, 1995 - Exhibit C - Generic                November 27, 1995  ff
Document, Rev. D                                       Network Peripherals, Inc.

                  Supplier   shall   screen   rejected   lots   for   discrepant
                  parameter(s) and re-submit for source inspection.

                  Acceptance at source inspection does not limit Supplier's responsibilities for failures. Product quality and reliability is at all times the responsibility of the Supplier. If source inspection is required for more than three (3) months, Supplier will incur this expense.

         7.2      Supplier Process Audits

                  Sun may conduct quality audits at any time of Supplier's facility during normal business hours to determine Supplier's compliance with Sun's quality requirements. These audits will include review of all aspects of the Process.

         7.3      Sun Out of Box Audit Program

                  Sun performs Out of Box quality audits on all Product shipments. If any failure occurs in this audit testing, Supplier shall analyze the root cause and take all appropriate corrective actions. In the event Supplier's part(s) are determined to be cause of audit failure, Supplier shall:

                  1)        Provide  confirmation of failure within  twenty-four
                            (24) hours of receipt of failing part.

                  2)        Provide  root  cause   analysis  of  failure  within
                            seventy-two (72) hours of receipt of failing part.

                  3) Implement corrective actions to prevent recurrence of failure as necessary. Corrective actions shall be implemented as soon as possible, but in no event more than thirty (30) days after the discovery of the failure.

         7.3      Sun Process Yield/Pareto Reports

                  Sun shall send monthly yield and pareto reports to Supplier. Supplier shall review the reports and investigate any product in-process for the top three (3) failures listed and advise Sun of the results. Supplier shall provide detailed root cause failure analysis and Supplier pareto information on a monthly basis in response to the Sun report.

                  Semi-annual meetings will be conducted to review Supplier's progress in improving its yields. Summaries of this information will be distributed to management in both companies. Sun will use this information as a basis for awarding future business.

8.0      Supplier Test Systems Program

         As referenced in Sections 5 & 6 above, Supplier is responsible for both initial and on-going testing to ensure the quality of its products. Where this testing requires the use of Sun Systems, Sun has implemented the "Supplier Test Systems Program." This program enables Supplier to rent systems through third party rental companies at a Sun negotiated below market rental rate or to purchase systems at significant savings.

         To be entitled to the above referenced discounts, Supplier must use these systems exclusively for the testing of Product supplied to Sun.

         Sun and Supplier agree to work together to determine the need for Sun systems to be used in the testing process and Sun will at that time provide the program details to Supplier.

                                        7
February 15, 1995 - Exhibit C - Generic                November 27, 1995  ff
Document, Rev. D                                       Network Peripherals, Inc.

                                   EXHIBIT C-1
                    ADDITIONAL CUSTOMER SUPPORT REQUIREMENTS

1.0      Acceptance Rates

         Refer to Section 6.0 below.

2.0      Applicable Documents

         Title                            Dated                     Sun Part No.

         * "Confidential portion has been omitted and filed separately with the Commission."

3.0      Supplier Process Requirements

         3.1      General

                  All requirements in Exhibit C applicable to Manufactured Product are also applicable to Repaired or replacement Product shipped to SunService. Changes made to the requirements in Exhibit C must also have SunService approval.

         3.2      Reports

                  Supplier shall provide monthly repair quality reports as specified in Q16.1 "Vendor Data Reporting Specification".

         3.3      Marking

                  A Supplier identification marking may be required on Product in accordance with "CMFG CS Labeling Procedure for Repaired FRUs" and "Multiple Return ID Process". If required, the location will be specified by SunService in writing.

         3.4      ECOs

                  Supplier must have the capability to manage ECO levels on Product. No verbal changes will be authorized; i.e. all changes must be according to Sun approved documentation, either by an issued ECO, released drawing or an approved deviation. All deviations must be approved by SunService Quality, Test Engineering, and Purchasing.

                  Supplier shall provide copies of its ECOs affecting Product to SunService as they are released.

July 18, 1994     November 29, 1995 ff       1         Network Peripherals, Inc.

         3.5      Packaging

                  Specific packaging requirements beyond the standard process will be supplied by Sun as required. In all cases, packaging must be provided by Supplier to ensure all material arrives at Sun undamaged. Packaging in single-pack Sun labeled boxes is required for Product shipped to SunService unless otherwise agreed to in writing.

         3.6      Changes in Manufacturing/Repair Process

                  Further to Section 4.5 of this Exhibit C, other changes which require notification are:

                  o        Packaging
                  o        Cosmetic ("like new" conditions)

         3.7      Corrective Action

                  Supplier's corrective action response shall be in accordance with the requirements of Q14.3 "Supplier Corrective Action". This is applicable to defects identified during Source Inspection, Receiving Inspection, Out-of-Box Audit, or when Product is received Dead-on-Arrival (DOA) at customer's site.

                  Supplier shall notify SunService in writing of any discrepancy discovered by Supplier which could have a detrimental effect on previously shipped Products. In conjunction therewith, Supplier will make recommendations regarding the disposition of such previously shipped material and agrees, at Sun's request, to sort all such affected material located at SunService Distribution Centers.

         3.8      Product Returning For Repair Multiple Times

                  Supplier shall have the capability to recognize any returned Product which was previously repaired by Supplier. Supplier will notify SunService if the Product is returned within the warranty period and if the Product will not be repaired at no charge, explain to SunService the reasons for the decision. In any event, Supplier must ensure that the Product undergoes a reliable repair process.

         3.9      No Trouble Found (NTF)

                  Returned Product which includes a specific complaint or failure mode and which is initially determined to be NTF by Supplier must be processed through a more strenuous, documented test process tailored to duplicate the reported failure mode.

4.0      Supplier Audit Programs

         4.1      Process Monitoring Testing (PMT)

                  At    Sun's    request     Supplier    shall    conduct    Sun
                  application-specific process monitoring tests.

                  The purpose of this testing is to monitor the ongoing performance of repair processes to identify Supplier's repair process problems at Supplier's site.

                  Testing will be conducted on equipment as specified by Sun. Sun shall provide procedures, equipment lists, and analysis of test results. Supplier shall set up the test, maintain the equipment, analyze the root cause of all failures and take appropriate corrective actions to prevent reoccurrence.

July 18, 1994     November 29, 1995 ff       2         Network Peripherals, Inc.

                  Supplier shall maintain and calibrate test equipment to a documented calibration procedure and all calibration checks must be traceable to the National Bureau of Standards or to an equivalent multinational agency. All test equipment or measuring devices not subject to periodic calibration shall be so marked, with reference to the equipment vendor specification exempting such calibration.

5.0      Sun Audit Programs

         5.1      Source Inspection

                  All source  inspection will be at .25 AQL in accordance with Q
                  10.2 "Repaired Product Inspection Procedure". Supplier is required to take corrective action for the non-conforming items prior to shipment of succeeding lots in accordance with Q14.3 "Supplier Corrective Action".

         5.2      Discovery/Specification Conformance Testing

                  Sun may conduct random audits of repaired or replacement Product(s) at any time.

6.0     Supplier DTS Repair Qualification Program-Outline

        6.1       Objective

                  Sun's objective is for Supplier to achieve Dock-to-Stock (DTS) status for all Products shipped to Sun in accordance with Q10.4, "Supplier Dock-to-Stock Qualification Process". It is the intent under a DTS program that Products received are defect free thereby eliminating the need for incoming inspection.

         6.2 Supplier Qualification Program consists of the following sequential steps:

                  * "Confidential portion has been omitted and filed separately with the Commission."

         6.3      DTS Requirements

                  Sun's goal is to receive Product(s) that are defect free to support a DTS program without adverse affect to Sun's repair stock and customer support operations. Supplier shall document and implement a defect free program as part of the Process which constantly reduces the defect rate of its Product(s) to a level which achieves zero defects. Sun shall not be obligated to accept any defective Product(s) shipped by Supplier.

July 18, 1994     November 29, 1995 ff       3         Network Peripherals, Inc.

                  Failure to meet an average of 99.8% yield per month during the last three months of Phase 3 shall result in Supplier paying for the cost of the third-party source inspection activity until measured results meet agreement specifications over a thirteen (13) week period. The third party source inspector must be pre-approved by Sun and perform inspections under Sun procedures and direction.

                  Third party inspection results shall be communicated to Sun on a weekly basis and be included in Sun's Quality Reporting Database. In no event shall the cost of this source inspection activity be passed on to Sun.

                  Phases I through 3 above may take as long as seven (7) months to complete for a new supplier. Sun will pay for source inspection for Phase 1, followed by source inspection for a maximum of six (6) months (during Phase 2 & 3) on Product repaired by Supplier to ensure that the repair process meets Sun's quality requirements.

         6.4      DTS Process

                  Upon written notification from Sun of Supplier's DTS approval, the following requirements shall apply.

                  All DTS Products will be released by Supplier by stamping the packing list on the front side with a SimService Quality approved DTS stamp (or other Sun approved identification means). Each packing list will contain information which will facilitate traceability to Supplier's quality control document for dud Product shipped.

                  Supplier shall maintain a log of lots shipped to SunService Distribution Centers as DTS Product. This log shall be available to Sun for inspection/review.

                  Supplier will continue to be responsible for the requirements outlined in previous sections of this Exhibit.

                  Following DTS approval status, any Supplier repaired Product found to be defective will require timely failure analysis and corrective action as specified in Section 7.3 of this Exhibit C and Q 14.3 "Supplier Corrective Action". Failure to maintain a quality level of 99.8% based on thirty (30) calendar days worth of repaired Product will disqualify Supplier from DTS status and lead to reinstituting third-party source inspection which will be paid for by Supplier. Supplier will then be required to repeat the DTS qualification process.

July 18, 1994     November 29, 1995 ff       4         Network Peripherals, Inc.

                      Sun FDDI/PCI Adapter
                      Product Specifications
                      __________________________________________________________


                      This document defines the Sun FDDI/PCI product line.

                      The adapter is referred to Sun FDDI/PCI in the remainder of this specification.

                      A more detailed specification is given below.

                      *  "Confidential   portion  has  been  omitted  and  filed
                      separately with the Commission."

                       AMENDMENT TO SUN MICROSYSTEMS, INC.
                           CORPORATE SUPPLY AGREEMENT

Sun Microsystems, Inc. ("Sun") and Network Peripherals, Inc. ("Supplier") hereby agree to amend the Corporate Supply Agreement between them of even date ("Agreement") as follows:

1. Add the following at the end of the first paragraph of Section 8:

* "Confidential portion has been omitted and filed separately with the Commission."

2. Section 12 is deleted in its entirety and replaced by the following:

* "Confidential portion has been omitted and filed separately with the Commission."

Except as so amended, the Agreement is confirmed in its entirety.




SUN MICROSYSTEMS, INC.                          NETWORK PERIPHERALS, INC.

BY:    _________________________                BY:    _________________________

NAME:  _________________________                NAMES: _________________________

TITLE: _________________________                TITLE: _________________________

DATE:  _________________________                DATE:  _________________________


March 3, 1997 ff                             1